EXHIBIT 15.2

CONSENT OF MERITS & TREE LAW OFFICES

January 7, 2019

Gridsum Holding Inc.

South Wing, High Technology Building

No. 229 North 4th Ring Road

Haidian District, Beijing 100083

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Item 4. Information on the Company—C. Organizational Structure” and elsewhere in the Annual Report of Gridsum Holding Inc. on Form 20-F for the year ended December 31, 2017 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”), and further consent to the incorporation by reference of such references into the Registration Statement on Form S-8 (File No. 333-216798) of Gridsum Holding Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Merits & Tree Law Offices
Merits & Tree Law Offices